EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is made and entered into as of January 8, 2020 by and between CB Financial Services, Inc. (the “Company”), Community Bank (the “Bank,” and together with the Company, “CB”), and Patrick G. O’Brien (“Executive”).
WHEREAS, Executive is currently employed by CB as President and Chief Executive Officer and is a party to that certain Employment Agreement with the Bank dated as of April 14, 2014 (the “Employment Agreement”); and
WHEREAS, through discussions with CB, Executive is agreeable to voluntarily resign from service as an officer and director of CB and any of its affiliates, under the following terms, effective as of the Resignation Date (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:
1. Resignation
(a) Resignation Date.  Effective as of January 8, 2020 (the “Resignation Date”), Executive’s employment as President and Chief Executive Officer and as a director of the Company and the Bank, and from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank is hereby concluded as a result of Executive’s voluntary resignation.  Executive hereby relinquishes, as of the Resignation Date, any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of CB or its affiliates.
(b) Cessation of Compensation, Benefits and Perquisites.  Except as expressly provided in this Agreement, Executive (or Executive’s beneficiary) shall not receive and/or accrue any further compensation or benefits of any kind beyond the Resignation Date, including but not limited to any wages, bonuses, profit sharing contributions, equity award grants, use of company automobile or automobile allowance, country club dues or fees, meals, use of company phone, any compensation for vacation, holiday, sick or personal days, or any benefits under the Split Dollar Life Insurance Agreement between the Bank and Executive dated September 1, 2019.
2. Employment Agreement.  Upon execution the Resignation Date, the Employment Agreement shall terminate and be superseded by this Agreement in all respects.  Executive agrees and acknowledges that because of his resignation, Executive shall not be entitled, and hereby waives any claim, to any payment or benefit under the Employment Agreement.
3. Payments Upon Resignation.
(a) Accrued Obligations.  The Bank shall pay or provide Executive any Accrued Obligations, determined as of the Resignation Date.  “Accrued Obligations” means: (1) any accrued and unpaid base salary of Executive earned through the Resignation Date; and (2) any accrued but unpaid expense reimbursement to which Executive is entitled under the Bank's standard expense reimbursement policy (as applicable).  The payment of any Accrued

Obligations pursuant to subparagraphs (1) and (2) hereof shall be made on the Bank's first normal payroll date following the Resignation Date.
(b) Separation Pay.  Upon expiration of the Revocation Period (as defined below) and provided Executive has met and continues to meet all of Executive’s obligations, agreements and undertakings set forth in this Agreement, CB shall provide Executive a gross cash payment equal to $450,000.00, less legally required tax withholdings (the “Separation Pay”), payable in 26 bi-weekly equal installments of $17,307.69, paid by the Bank on its regularly scheduled normal payroll dates starting immediately after the expiration of the Revocation Period.  The Company, the Bank and Executive acknowledge that the time and form of distribution of the Severance Pay complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  However, in the event that the Severance Pay is deemed to be subject to any excise tax or other penalty imposed under Section 409A of the Code (“409A Penalties”), Executive shall be solely responsible for payment of the 409A Penalties and shall forever release the Company, the Bank and their affiliates, successors or assigns from any claim that Executive, Executive’s heirs, successors and assigns may have related to the recovery or reimbursement of all, or any portion of, the 409A Penalties incurred by Executive or Executive’s heirs, successors or assigns.
(c) COBRA Payments.  Executive and Executive’s currently covered dependents shall have the right to elect to continue to participate in the Bank’s group health insurance plan in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If such election is made, the Bank will pay to Executive twelve (12) consecutive monthly cash payments (commencing with the Bank’s first normal payroll date following the expiration of the Revocation Period, and continuing until the twelfth month following the Resignation Date) each equal to the monthly COBRA premium in effect as of the Resignation Date for the level of coverage in effect for Executive under the Bank’s group health plan (the “COBRA Payments”).
(d) Rights Under Other CB Benefit Plans.  CB hereby acknowledges the rights Executive may have as a result of his participation in the: (1) Community Bank 401(k) Profit Sharing Plan; and (2) CB Financial Services, Inc. 2015 Equity Incentive Plan, including any underlying award agreements (the “Equity Plan” and collectively, the “CB Benefit Plans”).  CB and its successors shall honor the terms of the CB Benefit Plans as they are written.  Executive’s date of separation from service for purposes of the CB Plans shall be the Resignation Date.  With respect to the Equity Plan, Exhibit A hereto sets forth: (1) the outstanding vested stock options that are exercisable following Executive’s Resignation Date in accordance with the Equity Plan; and (2) the outstanding unvested stock option and restricted stock awards that are forfeited in accordance with the Equity Plan as result of Executive’s separation from service.
4. Consulting/Post-Termination Services.  From Executive’s Resignation Date until and including January 31, 2020 (the “Consulting Period”), Executive will be reasonably available to perform consulting services to the Bank solely on an as-needed or on-call basis, as requested by the President of the Bank (the “Consulting Services”).  During the Consulting Period, Executive will: (1) provide the Consulting Services at such times and in such locations as agreed to by the President of the Bank in consultation with Executive; and (2) be compensated by the Bank at a daily rate equal to $1,019.65, which shall be payable in accordance with the normal payroll practices of the Bank.

5. Covenants of Executive.
(a) Non-Competition and Non-Solicitation.  Executive hereby covenants and agrees that for a period of one year following the Resignation Date, Executive shall not, without the prior written consent of the Bank, either directly or indirectly:
   (1) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of CB or any of its affiliates that: (i) has a headquarters within 25 miles of any location(s) in which CB or any of its affiliates has a business office or has filed an application for regulatory approval to establish an office (the “Restricted Territory”); or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory;
   (2) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of CB, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of CB or any of its affiliates that has headquarters or offices within the Restricted Territory; or
   (3) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Customer (as defined herein) of CB or any of its affiliates to terminate an existing business or commercial relationship with CB or any affiliate of CB.  A “Customer” is defined as any person or entity with whom CB or any of its affiliates either: (i) has a business or commercial relationship at any point during the two (2) years preceding Executive’s Resignation Date; or (ii) has solicited business during the six (6) months preceding Executive’s Resignation Date.
(b) Confidentiality.  Executive acknowledges that he has been the recipient of confidential and proprietary business information concerning CB and its affiliates, including without limitation past, present, planned or considered business activities of CB, and Executive hereby forever agrees not to use his knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by CB, or as may be required by regulator inquiry, law or court order.
(c) Cooperation.  Executive shall return all documents and other property of CB to CB within five (5) days following the Resignation Date.  Executive further agrees: (1) to cooperate with CB to the extent that Executive’s knowledge of facts concerning CB’s business is required to respond to any governmental or regulatory inquiry, or in connection with any court, administrative proceeding, or investigation related to matters that took place during the term of Executive’s employment, (2) to furnish such information and assistance to CB as may reasonably be required by CB in connection with any litigation in which it or any of its affiliates is, or may become, a party; and (3) to assist, as reasonably requested by CB, with the transitioning of Executive’s duties and responsibilities to Executive’s successor and maintaining CB’s customer and business relationships, as appropriate.
6. Statement on Executive’s Conclusion of Employment.

(a) The Company and the Bank shall provide any public or non-public statement that is consistent with the following as to the reason and nature of Executive’s separation from employment with CB: “After having worked very hard for the organization for the last five years and achieving many important goals for the Bank, Executive is stepping down to focus on his family.  The Company and Bank appreciate Executive’s many contributions to its growth and success.”

(b) Executive agrees that he will state the following and nothing inconsistent with the following as to his regard for and opinion of the Company and the Bank: “Executive appreciates the opportunities and support he received from the Bank and leaves with high regard for the Bank.”

(c) The Company, the Bank and Executive agree that the press release in the form attached as Exhibit B hereto will be issued to the public promptly following the execution of this Agreement.

(d) Notwithstanding anything in this Section 6 to the contrary, the requirements of this Section 6 do not apply to any truthful statement required to be made by Executive, the Company or the Bank (including the directors and executive officers of the Company and the Bank) in any legal proceeding, governmental or regulatory investigation or inquiry, or pursuant to federal securities laws.

7. Release and Waiver.
(a) In consideration of the benefits payable under Sections 3 and 4 of this Agreement, Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge CB, all parent, subsidiary, related and affiliated companies of CB, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the Resignation Date.  Specifically included in this waiver and release are, among other things, claims of alleged employment discrimination, either as a result of the separation of Executive’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties.  The foregoing list is intended to be illustrative rather than inclusive.  Except as set forth in Section 14 of this Agreement, Executive waives Executive’s rights and claims to the extent set forth above, and

Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived rights or claims.

(b) Nothing in Section 7(a) of this Agreement, however, will be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency.  Notwithstanding the foregoing, except as provided in Section 14 hereof, Executive waives Executive’s right to recover monetary or other damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding.  Further, nothing in this Agreement is intended to waive Executive’s entitlement to: (1) the payments and benefits set forth under this Agreement; (2) vested or accrued benefits under the CB Benefit Plans, as applicable; (3) COBRA health care coverage pursuant to applicable law; and (4) indemnification and directors’ and officers’ insurance coverage applicable to the fullest extent permitted under applicable law and as provided pursuant to the Bank’s or the Company’s directors’ and officers’ liability insurance policy.  Finally, this Agreement does not waive claims that Executive could make, if available, for unemployment or workers’ compensation.

(c) Executive affirms that the only monetary consideration for Executive signing this Agreement is that set forth in Sections 3 and 4 of this Agreement, that, except as specifically set forth in this Agreement, no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

(d) Executive acknowledges that Executive has carefully read and reviewed this Agreement and has been advised to seek the advice of an attorney, or other counsel, and Executive has had an opportunity to consult with and receive counsel from an attorney or other counsel concerning the terms of this Agreement.

(e) Executive understands and is satisfied with the terms and contents of this Agreement and voluntarily has signed Executive’s name to the same as a free act and deed.  Executive agrees that this Agreement shall be binding upon Executive and Executive’s agents, attorneys, personal representatives, heirs, and assigns.  Executive acknowledges that with regard only to Executive’s release of any claims pursuant to the Age Discrimination In Employment Act, Executive has been given a period of at least 21 days from date of receipt within which to consider and sign this Agreement.  To the extent Executive has executed this Agreement less than 21 days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.

8. Mutual Non-Disparagement.  Executive will not disparage or make derogatory or untruthful comments about CB or CB’s present and former officers, directors, employees, agents, or attorneys, or their business practices.  In return, CB agrees that its officers and directors will not disparage Executive in any manner that is harmful to Executive, Executive’s business reputation or personal reputation.  The provisions of this Section 8 do not apply to any truthful statement required to be made by Executive or CB (including its directors and executive officers) in any legal proceeding or governmental or regulatory investigation or inquiry.

9. Arbitration of all Disputes.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of the Bank’s corporate headquarters, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, any party may seek injunctive relief in a court of competent jurisdiction in Pennsylvania to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available.
10. Breach Damages.  If a party to this Agreement establishes a breach of any provision of this Agreement, it shall be entitled to recover appropriate damages from the breaching party(ies), as well as all reasonable attorney’s fees and costs incurred in a successful proceeding to enforce this Agreement.

11. Time To Rescind Release of Age Discrimination Claims.  Executive acknowledges that with regard only to Executive’s release of any claims pursuant to the Age Discrimination Act, he is hereby given seven (7) days from the date he signs this Agreement (the “Revocation Period”) to change his mind and revoke his release of any claims pursuant to the Age Discrimination in Employment Act.  If Executive does not revoke the Release and Waiver Provision with regard to any claims pursuant to the Age Discrimination In Employment Act within the Revocation Period, the Release and Waiver Provision shall become final and binding on the day following the cessation of the Revocation Period.  Any notice to revoke the Release and Waiver Provision will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to the Chairman of the Board of Directors of the Company at his principal business office pursuant to Section 12 of this Agreement.  To the extent Executive elects to revoke the Release and Waiver Provision, the remaining provisions of this Agreement shall remain in full force and effect, provided, however, that neither the Separation Pay nor the COBRA Payments shall be payable to Executive.

12. Notice.  Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, at the address listed below or at other address as specified to the other party:
If to Executive:  Most recent address on file.
If to the Company or the Bank:

CB Financial Services, Inc. or Community Bank, as applicable
100 N. Market Street
Carmichaels, Pennsylvania 15320
Attention: Chairman of the Board of Directors

13. General Provisions.
(a) Non-Assignability.  This Agreement may not be assigned by Executive.
(b) Binding on Successors.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including any successor employer to the Company and/or the Bank in the event of a change in control.
(c) Final Agreement.  This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
(d) Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.
(e) Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.
(f) Severability.  If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
(g) Tax Withholding.  The Company or the Bank shall withhold from the amounts payable under this Agreement such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
14. Protected Rights.  Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without the approval of CB.  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding, without notice to CB, that may be conducted by any Government Agency, including providing documents or other information relating to a possible securities law violation.  This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date set forth above and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.
PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.
CB HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY OR OTHER COUNSEL BEFORE EXECUTING THIS AGREEMENT.

CB FINANCIAL SERVICES, INC.

By: /s/ Mark E. Fox
Name: Mark E. Fox
Title: Chairman of the Board

COMMUNITY BANK

By: /s/ Mark E. Fox
Name: Mark E. Fox
Title: Chairman of the Board

EXECUTIVE

/s/ Patrick G. O’Brien
Patrick G. O’Brien

EXHIBIT A

I.	Forfeited Equity Awards as of Executive’s Resignation Date

A.	Restricted Stock

Date of Grant	# of Unvested Restricted Stock
12/14/18	800
12/14/19	2,500
Total Forfeited =	3,300

B.	Stock Options

Date of Grant	Exercise Price	(#) of Unvested Stock Options
12/16/15	$ 22.25	2,500
12/16/16	26.45	1,404
12/15/17	30.75	2,460
Total Forfeited =		6,364

II.	Stock Options Exercisable Following Executive’s Resignation Date

Date of Grant	Exercise Price	(#) of Vested Stock Options
12/16/15	$ 22.25	10,000
12/16/16	26.45	2,106
12/15/17	30.75	1,640
Total Exercisable (1) =		13,746

(1)
Pursuant to the terms of the CB Financial Services, Inc. 2015 Equity Incentive Plan, the 13,746 vested stock options remain exercisable by Mr. O’Brien for three months following his Resignation Date.  Failure to exercise the vested stock options during such three-month period would result in their forfeiture.

EXHIBIT B
**PRESS RELEASE**

CB FINANCIAL SERVICES INC. ANNOUNCES
RESIGNATION OF PRESIDENT AND CEO AND THE APPOINTMENT OF
INTERIM PRESIDENT AND CEO

Washington, PA— January  , 2020  – CB Financial Services, Inc. (“CB or the “Company”) (NASDAQGM: CBFV), the holding company of  Community Bank (the “Bank”), announced that Patrick G. O’Brien has announced his voluntary resigned as President and CEO of the Company and the Bank.  He also resigned as a director of both companies. Mr. O’Brien has long been extremely active in the community and in numerous charitable organizations and seeks more time to devote to his family and these endeavors.

He stated, “I am proud to have been the leader of Community Bank and to have played important roles in helping our community and many charities.  I look forward to continuing to help improve our community.  I wish Community Bank and my many friends there the best of everything in the future.  I am pleased that my old friend and mentor Pat McCune will be available to take over the leadership of Community Bank.”

Community Bank has started a search for its next leader.  In the interim, the Bank’s former CEO, Barron P. (“Pat”) McCune, Jr., has been named as President and CEO of both CB Financial Services, Inc. and Community Bank.

Mark E. Fox, Chairman of the Board of Directors, stated “We are fortunate to have Pat McCune available during this transition period.  He deeply understands the industry, our community, our bank and its people.”

Mr. McCune has been associated with Community Bank for over 30 years, first as the Bank’s attorney, then joining the Bank in 1992 as a director, and assuming the position of President in 1999.  He was appointed CEO in 2005.  Under his leadership, the Bank grew many times over and the Company registered with the SEC as a public company trading on NASDAQ.

Mr. McCune stated, “I am honored and pleased to be able to again assume leadership of Community Bank as it seeks the next generation of leadership.  The Bank remains strong and secure, having a deep and experienced management team and having just announced its best ever quarterly financial performance.  I am confident Community Bank will continue its 119-year tradition of safety, excellence and growth.  I also wish to extend my gratitude to my friend Pat O’Brien for his leadership of Community Bank and I wish him the very best going forward”.

For more information on Community Bank visit www.communitybank.tv.

About CB Financial Services, Inc.

CB Financial Services is the holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. For more information about Community Bank, visit our website at www.communitybank.tv.